Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES INITIAL RESULTS OF TENDER OFFER

AND CONSENT SOLICITATION FOR ITS

9.125% SENIOR NOTES DUE 2018

- Receives Requisite Consent and Enters into Supplemental Indenture -

LAS VEGAS — MAY 21, 2015 — Boyd Gaming Corporation (NYSE: BYD) today announced that pursuant to the terms of its previously announced tender offer and consent solicitation for any and all of its outstanding 9.125% Senior Notes due 2018 (the “Notes”), holders of approximately $458.7 million aggregate principal amount of the outstanding Notes (approximately 91.7% of the outstanding Notes), have validly tendered their Notes and are deemed to have validly delivered the requisite consents for the proposed amendments to the indenture governing the Notes prior to the expiration of the consent date which was 5:00 p.m., New York City time, on May 21, 2015.

The consents received exceeded the number needed to approve the proposed amendments. The terms of the tender offer and consent solicitation are detailed in the Company’s offer to purchase and consent solicitation statement, dated as of May 7, 2015. Based on the consents received, the Company, the guarantors party to the indenture governing the Notes and the trustee under the indenture governing the Notes have entered into a supplemental indenture that, among other modifications, eliminates substantially all of the restrictive covenants in the indenture. The supplemental indenture became operative on May 21, 2015, the date that the Company accepted for purchase Notes that were validly tendered, and not validly withdrawn, prior to 5:00 p.m. New York City time on the consent date. The Notes that have been accepted for purchase by the Company may no longer be withdrawn and the related consents may no longer be revoked.

The tender offer remains open and will expire at 5:00 p.m. New York City time on the expiration date, which is June 5, 2015 (or such later date if extended). Promptly following the expiration date, subject to the satisfaction of the conditions set forth in the offer to purchase and consent solicitation statement, the Company expects to accept for purchase and settle all Notes that have been validly tendered (and not validly withdrawn) after 5:00 p.m. New York City time on the consent date but prior to 5:00 p.m. New York City time on the expiration date. Holders that tender Notes after the consent date are not eligible to receive a consent payment.

The Company has engaged J.P. Morgan as the Dealer Manager and Solicitation Agent for the offer to purchase and the consent solicitation. Persons with questions regarding the offer to purchase and the consent solicitation should contact J.P. Morgan at (800) 245-8812 (toll-free) or (212) 270-1200 (collect). Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (866) 304-5477 (toll-free) or (212) 269-5550 (banks and brokers) or by email at boyd@dfking.com. The Depositary for the offer to purchase and the consent solicitation is U.S. Bank National Association. The Depositary can be contacted at (651) 466-6774.

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and may include (without limitation) statements regarding the terms and conditions and timing of the tender offer. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the tender offer will not be consummated at the expected timing, on the expected terms, or at all; and the Company’s financial performance. Additional factors are discussed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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